EXHIBIT 2.6


From:    Authoriszor Inc. & Authoriszor Holdings Limited
         Windsor House
         Cornwall Road
         Harrogate
         HG1 2PW

To:      Garcia Hanson
         Flat 5B
         Holland Park
         London
         W11 3TG

         Brian Edmondson
         Rosedean
         86 Ecclesfield Road
         Chapeltown
         Sheffield
         South Yorkshire
         S35 1TE


                                                                 December 4 2001

Dear Sirs

Acquisition by Authoriszor Inc. from Garcia Hanson and Brian Edmondson of all of the issued share capital of WRDC Limited held by Mr Hanson and Mr Edmondson ("Acquisition")

We hereby agree that in addition to paying all our costs and expenses we shall pay the sum of (pound)5,000 plus VAT (total, in aggregate) towards those costs and expenses incurred by Mr Hanson and Mr Edmondson exclusively in connection with the Acquisition PROVIDED THAT any costs and expenses incurred by Mr Hanson and Mr Edmondson in connection with the Acquisition over and above those which we agree to pay under this letter are borne in full by Mr Hanson and Mr Edmondson.

We further acknowledge that such sum shall be paid irrespective of whether or not the Acquisition proceeds to completion.

Please acknowledge your agreement to the terms of this letter.

Yours faithfully





 ............................................

for and on behalf of Authoriszor Inc.



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 ...........................................

for and on behalf of Authoriszor Holdings Limited





We hereby confirm our agreement to the above.





 ...............................           .....................................
Garcia Hanson                             Brian Edmondson